News Release

Westwater Resources Regains Nasdaq Listing Compliance

CENTENNIAL, Colo., May 9, 2019 – Westwater Resources, Inc. (“Westwater,” or the “Company”) (Nasdaq: WWR), an energy materials development company, today announced that it has received notification from Nasdaq that the Company has regained compliance with the minimum $1.00 per share bid price requirement for continued listing, and further, that the Company complies with all other applicable standards for continued listing of its securities on the Nasdaq Stock Market.

On April 18, 2019, at the 2019 annual general meeting, the Company’s shareholders approved a proposal that empowered the Company’s Board of Directors to make a decision on a reverse split of not less than 1-for-5 and not more than 1-for-50.  Subsequently, the Company’s Board of Directors approved a 1-for-50 reverse split, which was effectuated after market close on April 22, 2019.  On May 2, 2019, the Company attended a hearing of the Nasdaq Hearings Panel to discuss its stock price, which at the time of the hearing had been trading above the $1.00 per share minimum bid price for seven trading days.  On May 6, 2019, the Company’s stock price had traded above the $1.00 per share minimum bid price for 10-consecutive trading days, and the Company notified Nasdaq of the same.  On May 8, 2019, Nasdaq wrote a letter informing the Company that it had regained compliance with the $1.00 per share minimum bid price requirement, that the Company’s listing on Nasdaq would be continued, and the matter was closed.

About Westwater Resources

WWR is focused on developing energy-related materials.  The Company’s battery-materials projects include the Coosa Graphite Project — the most advanced natural flake graphite project in the contiguous United States — and the associated Coosa Graphite Mine located across 41,900 acres (~17,000 hectares) in east-central Alabama.  In addition, the Company maintains lithium mineral properties in three prospective lithium brine basins in Nevada and Utah. Westwater’s uranium projects are located in Texas and New Mexico.  In Texas, the Company has two licensed and currently idled uranium processing facilities and approximately 11,000 acres (~4,400 hectares) of prospective in-situ recovery uranium projects.  In New Mexico, the Company controls mineral rights encompassing approximately 188,700 acres (~76,000 hectares) in the prolific Grants Mineral Belt, which is one of the largest concentrations of sandstone-hosted uranium deposits in the world.  Incorporated in 1977 as Uranium Resources, Inc., Westwater also owns an extensive uranium information database of historic drill hole logs, assay certificates, maps and technical reports for the western United States.  For more information, visit www.westwaterresources.net.

Westwater Resources Contact:	Investor Relations Contact:
Christopher M. Jones, President & CEO	Michael Porter
Phone: 303.531.0480	Porter, LeVay and Rose
Jeff Vigil, VP Finance & CFO	Phone: 212.564.4700
Phone: 303.531.0481
Email: Info@WestwaterResources.net	Email: Westwater@plrinvest.com